Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT

TO SELL THREE PENNSYLVANIA HOSPITALS TO WoodBridge HealthCARE Inc.

FRANKLIN, Tenn. (July 30, 2024) – Community Health Systems, Inc. (NYSE: CYH) announced today that certain subsidiaries of the Company have entered into a definitive agreement to sell three Pennsylvania hospitals – 186-bed Regional Hospital of Scranton and 122-bed Moses Taylor Hospital in Scranton, 369-bed Wilkes-Barre General Hospital in Wilkes-Barre, and certain related businesses to affiliates of WoodBridge Healthcare, Inc. for $120 million, inclusive of a $10 million prepayment for services to be provided pursuant to an information technology transition services agreement and subject to adjustment for the assumption of any capital/finance leases and net working capital.

The transaction is expected to close in the fourth quarter of this year, subject to customary regulatory approvals and closing conditions.

The hospitals included in this transaction are among the additional potential divestitures discussed on the Company’s second quarter 2024 earnings call.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 40 distinct markets across 15 states. The Company’s subsidiaries own or lease 71 affiliated hospitals with more than 11,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contact:
Tomi Galin

Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:
Kevin Hammons

President and Chief Financial Officer

(615) 465-7000

Anton Hie

Vice President – Investor Relations

(615) 465-7012

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